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                                                                     EXHIBIT 4.3

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
               COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                        POPULAR FINANCIAL HOLDINGS, INC.

                      SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

                 AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 2005

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                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I - PURPOSE..................................................     1

ARTICLE II - DEFINITIONS.............................................     1

ARTICLE III - ALLOCATION OF DEFERRED COMPENSATION....................     3

ARTICLE IV - VESTING.................................................     3

ARTICLE V - ENTITLEMENT DEFERRED TO COMPENSATION.....................     4

ARTICLE VI - FUNDING OF DEFERRED COMPENSATION........................     5

ARTICLE VII - DEATH BENEFIT..........................................     5

ARTICLE VIII - DESIGNATION OF BENEFICIARIES..........................     6

ARTICLE IX - ADMINISTRATION..........................................     6

ARTICLE X - AMENDMENT OR TERMINATION.................................     7

ARTICLE XI - MISCELLANEOUS...........................................     8

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                                    ARTICLE I
                                     PURPOSE

      1.01 The purpose of this Plan is to provide for payment of Deferred Compensation to a select group of management or highly compensated employees of the Company and its affiliates, or a death benefit for their Beneficiaries. The Deferred Compensation shall be earned by the Employees and accrued by the Company on a defined contribution basis. The Plan is the survivor to the merger of nine supplemental employee retirement plans previously established by the Company's wholly-owned subsidiary, Equity One, Inc. The Company reserves the right to modify, alter or amend the provisions of the Plan in order for benefits accrued prior to the merger of the supplemental employee retirement plans not to be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II
                                   DEFINITIONS

      2.01 "Account" means a bookkeeping reserve account established in the books of the Company for the Employee.

      2.02 "Beneficiary" means the beneficiary or beneficiaries designated by the Employee to receive the amounts, if any, payable under the Plan upon his or her death, pursuant to Article VIII, below.

      2.03 "Board of Directors" means the Board of Directors of Popular Financial Holdings, Inc.

      2.04 "Cause" means any of the following: (a) the willful dereliction by the Employee of his or her duties to the Company; (b) any dishonest, fraudulent or criminal act on the part of the Employee that either (i) occurs in connection with his or her performance of services to the Company, or (ii) adversely affects the reputation of the Company; or (c) the willful failure of the Employee to comply fully with the lawful directives of the Board of Directors of the Company or of any other employee of the Company who has supervisory authority with respect to the Employee.

      2.05 "Change of Control" shall be deemed to have occurred if (i) any person (other than Popular, Inc. or any of its direct or indirect wholly-owned subsidiaries or an employee benefit plan sponsored by Popular, Inc. or any of its direct or indirect wholly-owned subsidiaries) acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise or
(ii) the shareholders of the Company approve (A) any consolidation or merger of the Company in which the Company is not the surviving corporation (other than a merger of the Company with a direct or indirect wholly owned subsidiary of Popular, Inc.) or (B) any sale, lease or exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the

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Company to an entity which is not a wholly-owned subsidiary of Popular, Inc. or any of its wholly-owned subsidiaries.

      2.06 "Company" means Popular Financial Holdings, Inc., a Delaware corporation.

      2.07 "Death Benefit" the benefit payable to a Beneficiary upon the death of an Employee and designated by the Board of Directors at the time the Employee is designated for participation in the Plan, or as subsequently revised.

      2.08 "Deferred Compensation" means the supplemental compensation and earnings thereon credited to the Account.

      2.09 "Effective Date" means October 1, 2005.

      2.10 "Employee" means an employee of the Employer designated by the Board of Directors for participation in the Plan.

      2.11 "Employer" means the Company or any subsidiary entity controlled by the Company.

      2.12 "Plan" means this Popular Financial Holdings, Inc. Supplemental Employee Retirement Plan, as the same may be amended from time to time.

      2.13 "Plan Year" means the 12-month period beginning on June 1, 2003 and ending on May 31, 2004 and each 12-month period beginning on each subsequent June 1.

      2.14 "Total and Permanent Disability" shall mean (i) the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) receipt by the Employee of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

      2.15 "Trustee" means the individual or corporation appointed by the Company to serve as trustee of a trust established by the Company pursuant to
Article VI, below.

      2.16 "Valuation Date" means the last day of each calendar month.

      2.17 "Year of Service" means the completion of 12 months of full-time service with the Employer by the Employee, excluding service prior to the date in which an employee first became a participant in the Plan or, if earlier, the supplemental employee retirement plan maintained by Equity One, Inc for the benefit of the employee and which was merged with and into the Plan.

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                                  ARTICLE III
                       ALLOCATION OF DEFERRED COMPENSATION

      3.01 For each Plan Year during which the Employee is employed by the Employer, the Company shall credit Deferred Compensation to the Account in the amount designated by the Board of Directors at the time the Employee is designated for participation in the Plan, or as subsequently revised, as of the first day of such Plan Year. In its discretion, the Company may credit additional Deferred Compensation to an Employee's Account for any one or more Plan Years. Under no circumstances, however, shall the Employee be entitled to allocations of Deferred Compensation to his or her Account if he or she ceases to be a member of the Company's Leadership Council (or successor organization).

      3.02 As of each Valuation Date, the Company shall credit each Employee's Account with earnings (or losses) on the balance of the Account as of the immediately preceding Valuation Date in accordance with the earnings crediting options selected by the Employee from time to time. The Employee may allocate his or her Account among the earnings crediting options in whole percentages of not less than five percent (5%). The rate of return, positive or negative, credited under each earnings crediting option, is based upon the actual performance of the registered mutual funds or such other investment funds as the Company may designate from time to time.

      3.03 Notwithstanding Section 3.02, above, the Company reserves the right, on a prospective basis, to add or delete earnings crediting options, in the Company's sole discretion; provided, however, that any such change in the earnings crediting options available hereunder will only affect the rate at which earnings will be credited to the Employee's Account in the future, and will not affect the value of the existing Account, including any earnings or losses credited hereunder up to the date of such change.

      3.04 Notwithstanding that the rates of return credited to each Employee's Account under the earnings crediting options are based on the performance of the investment funds as the Company may designate, the Company shall not be obligated to invest such Account or any portion thereof in such portfolios or any other investment funds.

                                   ARTICLE IV
                                     VESTING

      4.01 All amounts credited to each Employee's Account shall become fully vested and nonforfeitable upon termination of the Plan or in the event that the Employee suffers a Total and Permanent Disability while in the employ of the Employer. In addition, the Employee shall have a nonforfeitable and vested right to the balance of his Account in accordance with the following schedule:

YEARS OF SERVICE         VESTED PERCENTAGE
----------------         -----------------
Less than 1                      0%
     1                          20%
     2                          40%

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
3                          60%
4                          80%
5                         100%

      4.02 If, within three (3) years after a Change in Control, the Plan is amended, discontinued, terminated or replaced by another plan ("New Plan") and the benefits provided under the Plan or the New Plan do not have an equivalent economic value to the benefits provided under the Plan before the Change in Control, all amounts credited to each Employee's Account will become fully vested and nonforfeitable.

                                   ARTICLE V
                      ENTITLEMENT TO DEFERRED COMPENSATION

      5.01 Upon termination of the Employee's employment with the Employer for reasons other than death or Cause, the portion of such Employee's Account which is vested and non-forfeitable, determined in accordance with Article IV, above, shall be paid to the Employee in one of the following optional forms of payment, as he or she may elect in writing, subject to the approval of the Company:

            (a) Annual installments payable for a number of whole years specified by the Employee; or

            (b) A lump sum payment in cash or in shares of common stock of Popular, Inc., at the option of the Employee.

      Such election must be made at least one year prior to the Employee' s termination of service or Total and Permanent Disability, as the case may be, and may not be changed or revoked. Payment shall commence as soon as practicable following the Employee's termination of employment, or Total and Permanent Disability, but no more than 60 days thereafter; provided, however, that a timely election made pursuant to the preceding sentence may include an election by the Employee to defer commencement of payment until a date certain following his or her termination of employment, or Total and Permanent Disability, subject to the approval of the Company. If an election under this paragraph is not timely made, or is not approved by the Company, payment shall be made in the form of option (b). The approval or disapproval of the Employee's election of the form and timing of payment shall be within the sole discretion of the Company.

      5.02 Lump sum payments made hereunder shall be based on the value of the Employee's Account as of the Valuation Date immediately preceding the date of payment. If payments are to be made in annual installments, the amount of the first installment shall be equal to the balance of the Employee's Account as of the Valuation Date preceding the date of payment of the first installment divided by the number of whole years selected as the payment period by the Employee. The Employee's Account shall continue to be credited with earnings or losses in accordance with the methodology set forth in Section 3.02, above. The amount of an installment subsequent to the first installment shall be equal to the balance of the Employee's

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Account as of the Valuation Date preceding the date of payment of that installment, divided by the number of remaining whole years within the payment period.

      5.03 If the Employee's employment is terminated for Cause, or if the Employee dies while employed by the Company, no amounts shall be payable pursuant to this Article V.

      5.04 If the Employee becomes entitled to receive the vested balance of his or her Account pursuant to Section 5.01, above, or if his or her employment is terminated for Cause, no amount shall become payable to the Employee's Beneficiary thereafter pursuant to Section 7.02, below.

                                   ARTICLE VI
                        FUNDING OF DEFERRED COMPENSATION

      6.01 Except as provided in Section 6.02 and 6.03, below, and by the terms of any trust established thereunder, neither the Employee nor the Beneficiary shall have any right, title, or interest in or to any investments or insurance policies which the Company may obtain to aid it in meeting its obligations hereunder. Such investments or policies, whether held in trust or otherwise, shall be unrestricted corporate assets and shall be subject to the claims of creditors of the Company.

      6.02 The Company may, in its discretion, establish a trust for the purpose of funding the Deferred Compensation provided hereunder, or its obligations under this Plan. Such trust shall include such terms, restrictions and limitations as necessary to ensure that it will be treated as a "grantor trust" within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, with respect to the Company.

      6.03 If, within three (3) years after a Change in Control, the Plan is amended, discontinued, terminated or replaced by a New Plan and the benefits provided under the Plan or New Plan do not have an equivalent economic value to the benefits provided under the Plan before the Change in Control, the Company will establish a trust for the purpose of funding the Deferred Compensation provided hereunder, or its obligations under the Plan. Such trust shall include such terms, restrictions and limitations as necessary to ensure that it will be treated as a "grantor trust" within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, with respect to the Company.

                                   ARTICLE VII
                                  DEATH BENEFIT

      7.01 The Company shall make all reasonable attempts to secure a term life insurance policy on the life of the Employee that will pay the Death Benefit. The Company shall be the owner of such policy.

      7.02 In the event of the Employee's death prior to his or her termination of employment with the Company and prior to becoming entitled to receive payment of the vested balance of his or her Account pursuant to Section 5.01, above, his or her Beneficiary shall receive the proceeds of the term life insurance policy described in Section 7.01, above, plus the excess (if any) of the vested percentage of the Employee's Account determined in accordance with Article IV, above, over the amount of such life insurance proceeds; provided, however, in the event that the life insurance proceeds are not payable under the policy for any reason, the amount payable to the Employee's Beneficiary shall be limited to the vested percentage of the Employee's Account, determined in Accordance with Article IV, above. The life insurance proceeds payable hereunder shall be paid in accordance with the terms of the policy. The portion of the Employee's vested Account (if any) payable to the Beneficiary shall be paid in a lump sum or in shares of common stock of Popular, Inc., to the extent of amounts deemed invested in such shares as soon as practicable following the Employee's death.

                                  ARTICLE VIII
                          DESIGNATION OF BENEFICIARIES

      8.01 The Employee shall file with the Company and the insurance carrier a written designation of one or more natural or juridical persons or trusts as Beneficiary to receive the amount, if any, payable under the Plan upon his death. The Employee may, from time to time, revoke or change his Beneficiary designation by filing a new designation with the Company and the issuer of the insurance policy described in Section 7.01, above. The last such designation received by the Company and the issuer of the insurance policy shall be controlling, provided, however, that no designation, change or revocation thereof, shall be effective unless received by the Company and the insurance carrier prior to the Employee's death. Upon termination of the Employee's employment with the Company for any reason (other than death), the Employee's Beneficiary designation with respect to the life insurance policy described in
Section 7.01, above, shall be null and void, and the sole Beneficiary with respect to such policy shall be the Company.

      8.02 If no such Beneficiary designation is in effect at the time of the Employee's death, or if no designated Beneficiary survives the Employee, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to his or her surviving spouse; if no surviving spouse, to the Employee's surviving children equally; if no surviving children, to the Employee's surviving grandchildren equally; if no surviving grandchildren, to the Employee's estate.

                                   ARTICLE IX
                                 ADMINISTRATION

      9.01 The Company shall have the discretionary authority to determine eligibility for benefits under this Plan and to construe, interpret and administer the Plan.

      9.02 The Employee or, in the event of the Employee's death, the Employee's primary Beneficiary or, if applicable, the Employee's contingent Beneficiary, may file a written claim for payment hereunder with the Company. In the event of a denial of any payment due to or requested by the Employee or beneficiary (the "claimant"), the Company will give the claimant written notification containing specific reasons for the denial. The written notification will contain specific reference to the pertinent provisions of this Agreement on which the denial of the claim is based. In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification will provide further appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable thereto, and a statement of the claimant's right to bring a civil action under
Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. This written notification will be given to a claimant within ninety
(90) days after receipt of the claim by the Company unless special circumstances require an extension of time for processing the claim, in which case the Company shall provide written notice of the extension to the claimant and the reasons therefore, and the date by which the Company expects to make its determination with respect to the claim. In no event shall such extension exceed 90 days.

      9.03 In the event of a denial of a claim for benefits, the claimant or a duly authorized representative will be permitted to submit issues and comments in writing to the Company and to submit documents, records and other information relating to the claim for benefits. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits. In addition, the claimant or a duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Company that takes into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefits determination; provided, however, that such written request is received by the Company (or its delegate) within sixty (60) days after receipt by the claimant of written notification of the denial. The sixty
(60) day requirement may be waived by the Company in appropriate cases.

      9.04 A decision on review of a claim for benefits will be rendered by the Company within sixty (60) days after the receipt of the request. Under special circumstances, an extension (up to an additional sixty (60) days) can be granted for processing the decision. Notice of this extension must be provided in writing to the claimant prior to the expiration of the initial sixty-day period. In no event will the decision be rendered more than one hundred twenty (120) days after the initial request for review. Any decision by the Company will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific provisions on which the decision is based. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits.

                                   ARTICLE X
                            AMENDMENT OR TERMINATION

      10.01 The Company reserves the right at any time to amend or terminate the Plan in whole or in part, and for any reason and without the consent of the Employee or Beneficiary, provided that no such amendment may adversely affect the rights of the Employee or a Beneficiary with respect to amounts credited to the Account prior to such amendment.

      10.02 Subject to Section 10.01, any amendment of any provision of the Plan may be made retroactively.

      10.03 Upon termination of the Plan, each Employee (or his or her Beneficiary, as the case may be) shall be paid the balance of his/her Account, in a single lump sum, based on the value of the Account immediately preceding the date of payment.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.01 Nothing contained in the Plan shall give the Employee the right to be retained in the employment of the Employer or affect the right of the Employer to dismiss the Employee. The adoption of the Plan shall not constitute a contract between the Employer and Employee.

      11.02 If the Company shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, the Company may direct that any amount to which such person is entitled be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Employer therefore.

      11.03 Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, encumbrance or garnishment by creditors of the Employee or the Beneficiary nor be subject in any manner to the debts or liabilities of any person, and any attempt to do so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

      11.04 It is the intention of the Company that the Plan shall be unfunded for Federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended.

      11.05 Any words herein used in the masculine or neuter shall read and by construed in the feminine, masculine or neuter where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

      11.06 All rights under this Plan shall be governed by and construed in accordance with the laws of New Jersey, except to the extent such laws are superseded by the laws of the United States.

      IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its authorized officers this 21st day of September 2005.

ATTEST:                                           POPULAR FINANCIAL
                                                  HOLDINGS, INC.

By: _______________________________               /s/ Cameron E. Williams
                                                  -----------------------
                                                  Cameron E. Williams
                                                  President & CEO
___________________________________
Witness

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